Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Media Contact:	Investor Contact:
Scott Schroeder	Kate Deck
216-755-5500	216-755-5500
sschroeder@ddr.com	kdeck@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $0.28 FOR THE QUARTER ENDED
MARCH 31, 2010 BEFORE NON-OPERATING ITEMS
CLEVELAND, OHIO, April 22, 2010 - Developers Diversified Realty (NYSE: DDR) today announced operating results for the first quarter ended March 31, 2010.
•	The Company’s first quarter operating Funds From Operations (“FFO”) was $65.2 million, or $0.28 per diluted share, before $36.8 million of net charges.

The net charges, primarily non-cash, for the three months ended March 31, 2010 are summarized as follows (in millions):

Non-cash loss on equity derivative instruments related to Otto investment	$24.9
Executive separation charge	2.1
Non-cash impairment charges – consolidated assets	2.1
Consolidated impairment charges and loss on sales included in discontinued operations	2.4
Debt extinguishment costs and other expenses	3.1
FFO associated with Mervyns joint venture, net of non-controlling interest	2.0
Loss on asset sales – equity method investments	1.3
Gain on repurchases of senior notes	(1.1)

$36.8

•	The Company reported operating FFO for the three-month period ended March 31, 2009 of $85.0 million, or $0.66 per diluted share, before $55.0 million of net gains.

The net gains for the three months ended March 31, 2009 are summarized as follows (in millions):

Gain on repurchases of senior notes	$72.6
Non-cash impairment charges – consolidated assets	(10.9)
Loss on disposition of joint venture investment	(5.8)
Non-cash impairment charge on equity method investment	(0.9)

$55.0

•	FFO applicable to common shareholders for the three-month period ended March 31, 2010, including the above net charges, was $28.4 million, or $0.12 per diluted share, which compares to FFO of $140.0 million, or $1.08 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the three-month period ended March 31, 2010 was $34.8 million, or a loss of $0.15 per diluted share, which compares to net income of $76.8 million, or $0.59 per diluted share, for the prior-year comparable period.

•	Executed leases during the first quarter of 2010 totaled a Company record of approximately 2.6 million square feet, including 180 new leases and 242 renewals, which includes 0.3 million square feet of leases executed for managed assets.

•	On a cash basis, leasing spreads on new leases and renewals on a combined basis decreased 2.9% for the first quarter, an improvement over fourth quarter results.

•	Core portfolio leased percentage at March 31, 2010 was 91.3% compared to 91.2% at December 31, 2009.

•	Same store net operating income (“NOI”) for the quarter decreased 2.6% over the prior-year comparable period.
“We are very pleased with the results from operations and the overall performance of our platform. Leasing velocity continues to improve as tenant sales advance, quality space becomes increasingly scarce and newly constructed opportunities are relatively non-existent. Moreover, in the first quarter, we continued to enhance the strength of our balance sheet, meaningfully improve liquidity and extend our debt maturities. This progress was achieved through our continued focus on long-term capital market strategies consistent with our stated goals,” commented Developers Diversified’s president and chief executive officer, Daniel B. Hurwitz.
Financial Results:
Net loss applicable to common shareholders was $34.8 million, or a loss of $0.15 per share (diluted and basic), for the three-month period ended March 31, 2010, as compared to net income of $76.8 million, or $0.59 per share (diluted and basic), for the prior-year comparable period.
FFO applicable to common shareholders was $28.4 million, or $0.12 per share (diluted and basic), for the three-month period ended March 31, 2010, as compared to FFO of $140.0 million, or $1.08 per share (diluted and basic) for the three-month period ended March 31, 2009. The decrease in FFO for the three-month period ended March 31, 2010, is primarily the result of a decrease in the gain recognized on the repurchases of senior notes, the loss on equity derivative instruments and the impact of 2009 asset sales.

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO and operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group. Neither FFO nor operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is necessarily indicative of cash available to fund cash needs and should be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, and those gains that represent the recapture of a previously recognized impairment charge, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates operating FFO by excluding the non-operating net charges and gains described above. Other real estate companies may calculate FFO and operating FFO in a different manner. FFO excluding the net non-operating items detailed above is useful to investors as the Company removes these charges and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net (loss) income to FFO is presented in the financial highlights section.
Leasing:
The following results for the three-month period ended March 31, 2010, highlight continued strong leasing activity throughout the portfolio including a Company record for executed deals despite the current economic environment:
•	Executed 180 new leases aggregating approximately 1.2 million square feet and 242 renewals aggregating approximately 1.4 million square feet, which includes 0.3 million square feet of leases executed for managed assets.

•	Total portfolio average annualized base rent per occupied square foot, excluding assets in Brazil, as of March 31, 2010 was $12.37, as compared to $12.29 at March 31, 2009.

•	Core portfolio leased rate was 91.3% as of March 31, 2010, as compared to 90.7% at March 31, 2009.

•	On a cash basis, leasing spreads for new leases decreased by 5.9% and renewals decreased by 1.9%. This marks an improvement from the decrease of 15.3% for new leases reported in the fourth quarter of 2009.
Overall, the Company remains encouraged by the leasing activity achieved during the first quarter. While the resulting rental spreads and core occupancy levels are much less favorable than what the Company has historically achieved, the Company is continuing to make strides in retenanting the bankruptcy driven vacancies that have impacted the retail sector.

Dispositions:
The Company sold five consolidated shopping center properties, aggregating 0.9 million square feet, in the first quarter of 2010, generating gross proceeds of approximately $30.9 million. The Company recorded an aggregate net gain on sale of approximately $0.6 million related to these assets in the first quarter.
In March 2010, the DDRTC Core Retail Fund LLC, an unconsolidated investment in which the Company has an approximate 15% ownership interest, sold 16 shopping center assets for $424.3 million. This transaction resulted in a loss of $8.7 million for the three months ended March 31, 2010, of which the Company’s proportionate share was $1.3 million.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected
		Remaining	Initial
		Cost	Anchor
Location	Owned GLA	($ Millions)	Opening *	Description
Boise (Nampa), Idaho	431.7	$17.1	2H 07	Community Center
Austin (Kyle), Texas **	443.1	16.5	2H 09	Community Center

Total	874.8	$33.6

*	2H = Second Half

**	Consolidated 50% Joint Venture
In addition to these projects, which will be developed in phases, the Company and its joint venture partners intend to commence construction on various other developments only after substantial tenant leasing has occurred and acceptable construction financing is available, including several international projects.
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping a wholly-owned shopping center in Miami (Plantation), Florida, at a projected aggregate net cost of approximately $48.1 million. At March 31, 2010, approximately $24.0 million of costs had been incurred in relation to the redevelopment of this project.
Financings:
In March 2010, the Company issued $300 million, 7.5% senior unsecured notes due April 2017. The notes were offered at 99.995% of par with a yield to maturity of 7.5%. Proceeds from the offering were used to repay debt with shorter-term maturities and to repay amounts outstanding on the Company’s unsecured credit facilities.
In the first quarter of 2010, the Company purchased approximately $155.9 million aggregate principal amount of its outstanding senior unsecured notes at a discount to par, resulting in a gross gain of approximately $4.1 million prior to the write-off of unamortized deferred financing costs. Included in the first quarter purchases was $83.1 million principal amount of near-term outstanding senior unsecured notes repurchased through a cash tender offer at par in March 2010. The first quarter purchases primarily included debt maturing in 2010 and 2011.

The Company also prepaid $130 million of near-term secured debt as well as reduced the amounts outstanding under its revolving credit facilities by nearly $430 million during the first quarter of 2010.
Through the above financing activities, the Company continued to extend the weighted average term of its debt maturities.
Equity Issuances:
In February 2010, the Company issued approximately 42.9 million of its common shares in an underwritten offering for net proceeds of approximately $338.1 million. In January 2010, the Company also sold approximately 5.0 million of its common shares through its continuous equity program, generating gross proceeds of approximately $46.1 million. Substantially all net proceeds from equity issuances were used to repay debt.
Guidance:
The Company has revised guidance to reflect the effects of capital raising activities completed in the first quarter. The Company estimates operating FFO for the year of $1.00-$1.05 per diluted share. The change in guidance is entirely attributed to capital raising activities in the first quarter that were larger than expected and occurred earlier in the year than budgeted. Operational and asset sale assumptions provided in a press release on January 12, 2010 remain the same.
Developers Diversified owns and manages approximately 640 retail operating and development properties in 44 states, Brazil, Canada and Puerto Rico. Totaling more than 140 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls in and around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Company’s website at www.ddr.com.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at the Company’s corporate office to Kate Deck, Investor Relations Director, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or on the Company’s Web site at www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; and the finalization of the financial statements for the three-month period ended March 31, 2010. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2009. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period
	Ended March 31,
	2010	2009
Revenues:
Minimum rents (A)	$136,889	$136,130
Percentage and overage rents (A)	2,119	2,429
Recoveries from tenants	47,434	46,476
Ancillary and other property income	4,973	4,922
Management, development and other fee income	14,016	14,461
Other (B)	1,270	3,248

	206,701	207,666

Expenses:
Operating and maintenance (C)	36,101	34,320
Real estate taxes	28,940	27,275
Impairment charges (D)	2,050	7,305
General and administrative (E)	23,275	19,171
Depreciation and amortization	57,069	59,605

	147,435	147,676

Other income (expense):
Interest income	1,330	3,029
Interest expense (F)	(59,909)	(57,750)
Gain on repurchases of senior notes (F)	1,091	72,579
Loss on equity derivative instruments (G)	(24,868)	—
Other expenses (H)	(3,079)	(4,507)

	(85,435)	13,351

(Loss) income before equity in net income of joint ventures, tax (expense) benefit of taxable REIT subsidiaries and state franchise and income taxes, discontinued operations and (loss) gain on disposition of real estate, net of tax	(26,169)	73,341
Equity in net income of joint ventures (I)	1,647	351
Tax (expense) benefit of taxable REIT subsidiaries and state franchise and income taxes	(1,017)	1,036

(Loss) income from continuing operations	(25,539)	74,728
(Loss) income from discontinued operations (J)	(370)	9,603

(Loss) income before gain on disposition of real estate	(25,909)	84,331
(Loss) gain on disposition of real estate, net of tax	(675)	445

Net (loss) income	(26,584)	84,776
Loss attributable to non-controlling interests	2,337	2,625

Net (loss) income attributable to DDR	$(24,247)	$87,401

Net (loss) income applicable to common shareholders	$(34,814)	$76,834

Funds From Operations (“FFO”):
Net (loss) income applicable to common shareholders	$(34,814)	$76,834
Depreciation and amortization of real estate investments	54,594	61,036
Equity in net income of joint ventures (I)	(1,647)	(778)
Joint ventures’ FFO (I)	11,555	15,159
Non-controlling interests (OP Units)	8	79
Gain on disposition of depreciable real estate	(1,267)	(12,334)

FFO applicable to common shareholders	28,429	139,996
Preferred dividends	10,567	10,567

FFO	$38,996	$150,563

Per share data:
Earnings per common share
Basic	$(0.15)	$0.59

Diluted	$(0.15)	$0.59

Dividends Declared	$0.02	$0.20

Funds From Operations – Basic (K)	$0.12	$1.08

Funds From Operations – Diluted (K)	$0.12	$1.08

Basic – average shares outstanding	227,133	128,485

Diluted – average shares outstanding	227,133	129,684

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Base and percentage rental revenues for the three-month period ended March 31, 2010, as compared to the prior-year comparable period, increased $0.5 million primarily due to the acquisition of three shopping centers and the completion of certain developments in 2009 aggregating $3.5 million. This increase was partially offset by store closings related to major tenant bankruptcies in the first quarter of 2009, which approximated $3.0 million. Also included in rental revenues for both the three-month periods ended March 31, 2010 and 2009 is approximately $1.0 million resulting from the recognition of straight-line rents, including discontinued operations.

(B)	Other revenues were comprised of the following (in millions):

	Three Months Ended
	March 31,
	2010	2009
Lease termination fees	$0.6	$1.5
Financing fees	0.2	0.3
Other miscellaneous	0.5	1.4

	$1.3	$3.2

(C)	Operating and maintenance expense, including discontinued operations, includes the following expenses (in millions):

	Three Months Ended
	March 31,
	2010	2009
Bad debt expense	$3.2	$2.8
Ground rent expense (a)	$1.3	$1.1
(a)	Includes non-cash expense for the three-month periods ended March 31, 2010 and 2009 of approximately $0.5 million and $0.4 million, respectively, related to straight-line ground rent expense.

(D)	The Company recorded impairment charges during the three-month period ended March 31, 2010, on consolidated assets that are either under contract or being marketed for sale, as the book basis of the assets was in excess of the estimated fair market value. An additional $1.0 million in impairment charges were reported for the three-month period ended March 31, 2010, as part of discontinued operations (see footnote J).

(E)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three-month periods ended March 31, 2010 and 2009, general and administrative expenses were approximately 5.5% and 4.3% of total revenues, respectively, including joint venture and managed property revenues. During the three months ended March 31, 2010, the Company incurred a $2.1 million separation charge relating to the departure of an executive officer. Excluding this charge, general and administrative expenses were 5.0% of total revenues for the three months ended March 31, 2010.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(F)	The Company recorded non-cash interest expense of approximately $2.0 million and $3.9 million for the three-month periods ended March 31, 2010 and 2009, respectively, related to amortization of the debt discount on its convertible debt outstanding. In addition, the gain on the repurchases of senior notes was reduced by $2.6 million and $7.5 million for the three-month periods ended March 31, 2010 and 2009, respectively, related to the adjustment required for the convertible debt.

(G)	Represents the non-cash impact of the valuation adjustments of the equity derivative instruments issued as part of the Otto Transaction completed in 2009.

(H)	Other (expenses) income for the three months ended March 31, 2010, primarily related to debt extinguishment costs of $1.1 million, litigation-related expenditures of $1.7 million and the write off of costs related to abandoned development projects and other transactions of $0.7 million. Other (expenses) income for the three months ended March 31, 2009, primarily related to the write-off of costs associated with abandoned development projects and other transactions as well as litigation-related expenditures aggregating $3.6 million and a $0.9 million loss on the sale of Macquarie DDR Trust units.

(I)	The following is a summary of the combined operating results of the Company’s unconsolidated joint ventures. The results for the three month-period ended March 31, 2009 include the MDT US LLC joint venture. The Company had its interest in this joint venture redeemed in October 2009.

	Three Months Ended
	March 31,
	2010	2009
Revenues from operations (a)	$172,225	$214,154

Operating expenses	66,887	82,081
Depreciation and amortization of real estate investments	48,058	58,727
Interest expense	59,995	64,500

	174,940	205,308

(Loss) income from operations before tax expense and discontinued operations	(2,715)	8,846
Income tax expense	(4,799)	(1,990)
Loss from discontinued operations, net of tax	(584)	(246)
Loss on disposition of discontinued operations, net of tax (b)	(8,752)	(29)
Loss on disposition of assets (c)	—	(26,741)
Other, net	—	11,678

Net loss	$(16,850)	$(8,482)

DDR ownership interests (d)	$1,660	$791

     FFO from joint ventures are summarized as follows:

Net loss	$(16,850)	$(8,482)
Depreciation and amortization of real estate investments	50,314	64,041

	$33,464	$55,559

DDR ownership interests	$11,555	$15,159

DDR joint venture distributions received, net	$10,799	$8,675

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(a)	Revenues for the three-month periods ended March 31, 2010 and 2009 reflect an approximate $1.2 million reduction and $0.7 million increase, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.2 million in 2010 and de minimis in 2009.

(b)	Loss on disposition of discontinued operations includes the sale of 16 properties by one of the Company’s unconsolidated joint ventures in the first quarter of 2010. This disposition of assets resulted in a loss of $8.7 million for the three months ended March 31, 2010 in addition to the $145.0 million impairment charge recorded by this joint venture in the fourth quarter of 2009.

(c)	An unconsolidated joint venture in the first quarter of 2009 disposed of a property resulting in a loss of $26.7 million, of which the Company’s proportionate share was $5.8 million.

(d)	The Company’s share of joint venture equity in net loss was decreased by $0.4 million for the three-month period ended March 31, 2009. This adjustment related primarily to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions.

At March 31, 2010 and 2009, the Company owned joint venture interests, excluding consolidated joint ventures, in 258 and 327 shopping center properties, respectively.

(J)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three Months Ended
	March 31,
	2010	2009
Revenues from operations	$657	$12,241

Operating expenses	379	4,039
Impairment charges	1,022	3,600
Interest, net	90	3,133
Depreciation and amortization of real estate investments	102	3,475

Total expenses	1,593	14,247

Loss before gain on disposition of real estate	(936)	(2,006)
Gain on disposition of real estate, net	566	11,609

Net (loss) income	$(370)	$9,603

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(K)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million Operating Partnership Units (“OP Units”) outstanding at March 31, 2010 and 2009, into 0.4 million common shares for the three-month periods ended March 31, 2010 and 2009, on a weighted-average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing both FFO and operating FFO, were approximately 236.2 million and 129.7 million for the three-month periods ended March 31, 2010 and 2009, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data (A):	March 31, 2010	December 31, 2009
Assets:
Real estate and rental property:
Land	$1,963,032	$1,971,782
Buildings	5,674,571	5,694,659
Fixtures and tenant improvements	297,114	287,143

	7,934,717	7,953,584
Less: Accumulated depreciation	(1,358,870)	(1,332,534)

	6,575,847	6,621,050
Land held for development and construction in progress	848,552	858,900
Assets held for sale	2,430	10,453

Real estate, net	7,426,829	7,490,403

Investments in and advances to joint ventures	409,639	420,541
Cash	25,748	26,172
Restricted cash (B)	57,782	95,673
Notes receivable	59,234	74,997
Receivables, including straight-line rent, net	137,955	146,809
Other assets, net	170,816	172,011

	$8,288,003	$8,426,606

Liabilities:
Indebtedness:
Revolving credit facilities	$346,015	$775,028
Unsecured debt	1,840,275	1,689,841
Mortgage and other secured debt	2,544,611	2,713,794

	4,730,901	5,178,663
Dividends payable	11,968	10,985
Other liabilities (C)	280,226	283,995

	5,023,095	5,473,643
Redeemable operating partnership units	627	627
Equity	3,264,281	2,952,336

	$8,288,003	$8,426,606

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 30 sites formerly occupied by Mervyns at March 31, 2010, which includes the following (in millions):

	March 31, 2010	December 31, 2009
Real estate, net	$214.2	$218.7
Restricted cash	43.3	50.5
Mortgage debt	220.6	225.4
Non-controlling interests	20.0	22.4
In addition, included in the Company’s balance sheet as of December 31, 2009, was $28.5 million of assets owned by a consolidated joint venture that was deconsolidated in accordance with the adoption of Accounting Standard Codification No. 810, “Amendments to FASB Interpretation No. 46(R)” (“ASC 810”) as of January 1, 2010.

(B)	Included in restricted cash are amounts held by a lender on behalf of MV LLC as noted above. Also included in restricted cash is $14.5 million and $45.2 million at March 31, 2010 and December 31, 2009, respectively, relating to the terms of a bond issue for one of the Company’s projects in Mississippi.

(C)	Includes an $81.0 million and $56.1 million non-cash liability relating to the warrants issued in connection with the Otto Transaction as of March 31, 2010 and December 31, 2009, respectively. The liability will be reclassified into equity upon ultimate exercise or expiration of the warrants.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31, 2010	December 31, 2009
Land	$1,645,455	$1,782,431
Buildings	4,879,556	5,207,234
Fixtures and tenant improvements	144,493	146,716

	6,669,504	7,136,381
Less: Accumulated depreciation	(637,662)	(636,897)

	6,031,842	6,499,484
Land held for development and construction in progress (A)	159,249	130,410

Real estate, net	6,191,091	6,629,894
Receivables, including straight-line rent, net	114,758	113,630
Leasehold interests	11,166	11,455
Other assets	328,014	342,192

	$6,645,029	$7,097,171

Mortgage debt (B)	$4,151,864	$4,547,711
Notes and accrued interest payable to DDR	74,724	73,477
Other liabilities	195,498	194,065

	4,422,086	4,815,253
Accumulated equity	2,222,943	2,281,918

	$6,645,029	$7,097,171

(A)	The Company’s proportionate share of joint venture land held for development and construction in progress aggregated approximately $51.5 million and $37.6 million at March 31, 2010 and December 31, 2009, respectively.

The combined condensed balance sheet at March 31, 2010 included a joint venture under development with assets of approximately $24.9 million that was deconsolidated by the Company as of January 1, 2010 due to the adoption of ASC 810.

(B)	The Company’s proportionate share of joint venture debt aggregated approximately $855.3 million and $917.0 million at March 31, 2010 and December 31, 2009, respectively.